UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 2, 2008

CENTURY PROPERTIES FUND XIX

(Exact name of Registrant as specified in its charter)

            California

   0-11935

  94-2887133

(State or other jurisdiction

(Commission

     (I.R.S. Employer

   of incorporation or

File Number)

  Identification Number)

           organization)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01

Completion of Acquisition or Disposition of Assets.

Century Properties Fund XIX, a California limited partnership (the “Registrant”), owned Plantation Crossing Apartments (“Plantation Crossing”), a 180-unit apartment complex located in Atlanta, Georgia.  On June 2, 2008, the Registrant sold Plantation Crossing to a third party, Titan Real Estate Investment Group, LLC, an Ohio limited liability company (the “Purchaser”), for a total sales price of $11,350,000.  The Registrant continues to own and operate four other investment properties.

In accordance with the Second Amendment to the Amended and Restated Limited Partnership Agreement of the Registrant, the Registrant’s managing general partner has evaluated the cash requirements of the Registrant and determined that the net sales proceeds will be used to repay outstanding loans and payables to an affiliate of the Registrant’s managing general partner and any remaining portion of the net sales proceeds will be retained for ongoing redevelopment projects at three other investment properties.

Item 9.01

Financial Statements and Exhibits

(b)

Pro forma financial information.

The following unaudited pro forma consolidated balance sheet and statements of operations reflect the operations of the Registrant as if Plantation Crossing had been sold on January 1, 2007.

The pro forma financial statements do not project the Registrant’s results of operations at any future date or for any future period. This pro forma information should be read in conjunction with the Registrant’s 2008 Quarterly Report on Form 10-Q for the period ended March 31, 2008, and the Registrant’s 2007 Annual Report on Form 10-KSB.

PRO FORMA CONSOLIDATED BALANCE SHEET

(in thousands)

March 31, 2008

All other assets	$ 1,455
Investment properties, net	46,304
Total Assets	$ 47,759

All other liabilities	$ 21,828
Mortgage notes payable	36,897
Partners’ deficit	(10,966)
Total Liabilities and Partners’ Deficit	$ 47,759

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

	Three Months Ended	Year Ended
	March 31, 2008	December 31, 2007

Total revenues	$ 2,141	$ 8,800
Total expenses	3,375	11,414

Net loss	$(1,234)	$(2,614)

Net loss per limited partnership unit	$(12.19)	$(25.83)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTURY PROPERTIES FUND XIX

By:

FOX PARTNERS II

General Partner

By:

FOX CAPITAL MANAGEMENT CORPORATION

Managing General Partner

By:

/s/Stephen B. Waters

Stephen B. Waters

Vice President

Date:

June 4, 2008